Exhibit 99.1

Media contact:                     Charles Keller
                                   612-678-7786
                                   charles.r.keller@ampf.com

Stockholder Contact:               Chris Moran
                                   617-218-3864
                                   christopher.m.moran@ampf.com

        Stockholders of Seligman Select Municipal Fund, Inc. (NYSE: SEL)
                           Approve Merger of the Fund

NEW YORK, NY, February 5, 2009 - Today, Seligman Select Municipal Fund, Inc. ("Select Municipal") (New York Stock Exchange (NYSE): SEL) held an Adjourned
Special Meeting of Stockholders and announced that Select Municipal's stockholders approved the Agreement and Plan of Merger and Liquidation (the "Plan"), the merger and the other transactions contemplated by the Plan, including the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition"), as described in the proxy statement/prospectus, dated October 28, 2008.

The Acquisition is expected to be completed at the close of business on or about March 27, 2009 (the "Closing Date"). As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal on the Closing Date. Redemptions and exchanges of Class A shares of National Fund issued pursuant to the Acquisition will be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. As noted in the proxy statement/prospectus, the outstanding shares of preferred stock of Select Municipal will be redeemed prior to consummation of the Acquisition. Shares of Select Municipal's common stock will cease to be traded on the NYSE prior to the opening of trading on or about March 23, 2009.

Since November 7, 2008, Select Municipal and National Fund (the "Funds") have been managed by RiverSource Investments, LLC ("RiverSource"). Prior to such date, the Funds were managed by J. & W. Seligman & Co. Incorporated. Shareholders of National Fund approved a new investment management services agreement between Seligman Municipal Fund Series, Inc. (on behalf of National
Fund) and RiverSource at a special meeting of shareholders held on November 3, 2008. Such approval satisfies a condition to the closing of the Acquisition of Select Municipal by National Fund.

The net asset value of shares of Seligman Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Select Municipal is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Fixed-income securities owned by the Funds are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that the Funds concentrate their investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general.

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You should consider the investment objectives, risks, charges, and expenses of a
Fund carefully before investing. You can obtain a Fund's most recent periodic reports and other regulatory filings (including the prospectus relating to National Fund) by contacting your financial advisor or RiverSource Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these
reports  and  other  filings  carefully  before  investing.   National  Fund  is
distributed by RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.). There is no guarantee that a Fund's investment goals/objectives will be met, and you could lose money.

NOT FDIC INSURED        MAY LOSE VALUE                     NO BANK GUARANTEE
NOT A DEPOSIT           NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY